EXHIBIT 2

                           ARTICLES OF AMENDMENT OF
                         ARTICLES OF INCORPORATION OF
                             INFODATA SYSTEMS INC.

      The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

      1. The name of the corporation (hereinafter referred to as the "Corporation") is INFODATA SYSTEMS INC.

      2. On May 28, 1998, the Corporation's Board of Directors approved and the Corporation's shareholders adopted the following amendments to the Corporations Articles of Incorporation:

            (a) ARTICLE 2 of the Corporation's Articles of Incorporation is hereby amended to read as follows:

            "2.   The  total  number  of shares  of  capital  stock  which the
            Corporation has authority to issue is 12,340,000 shares."

            (b) The first two sentences of ARTICLE 3 of the Corporation's Articles of Incorporation are hereby amended to read as follows:

            "3. The Corporation shall be authorized to issue two classes of capital stock to be designated Common Stock, par value $.03 per share, and Preferred Stock, par value $1.00 per share. There shall be 12,000,000 authorized shares of Common Stock and 340,000 authorized shares of Preferred Stock."

      3. The foregoing amendments were adopted on May 28, 1998, by the Corporation's Board of Directors and shareholders pursuant to Section 13.1-707 of the Code of Virginia.

      The undersigned, being the President of the Corporation, declares that the facts herein stated are true as of this 28th day of May, 1998.

                                              INFODATA SYSTEMS INC.


                                              By: /s/JAMES A. UNGERLEIDER
                                                  -----------------------
                                                  James A. Ungerleider
                                                  President and Chief
                                                  Executive Officer